SERVICE PACKAGE NO. 31117
                                                            AMENDMENT NO. 0

                          GAS TRANSPORTATION AGREEMENT
                       For Use Under FT-A Rate Schedule)

     THIS AGREEMENT is made and entered into as of the 17th day of October, 1999, by and between TENNESSEE GAS PIPELINE COMPANY, a Delaware Corporation, hereinafter referred to as "Transporter" and NUI CORPORATION, a NEW JERSEY Corporation, hereinafter referred to as "Shipper". Transporter and Shipper shall collectively be referred to herein as the "Parties."

                                   ARTICLE I
                                  DEFINITIONS

     1.1 TRANSPORTATION QUANTITY (TQ) - shall mean the maximum daily quantity of gas which Transporter agrees to receive and transport on a firm basis, subject to Article II herein, for the account of Shipper hereunder on each day during each year during the term hereof, which shall be 1,654 dekatherms. Any limitations of the quantities to be received from each Point of Receipt and/or delivered to each Point of Delivery shall be as specified on Exhibit "A" attached hereto.

     1.2 EQUIVALENT QUANTITY - shall be as defined in Article I of the General Terms and Conditions of Transporter's FERC Gas Tariff.

                                   ARTICLE II
                                 TRANSPORTATION

     Transportation Service - Transporter agrees to accept and receive daily on a firm basis, at the Point(s) of Receipt from Shipper or for Shipper's account such quantity of gas as Shipper makes available up to the Transportation Quantity, and to deliver to or for the account of Shipper to the Point(s) of Delivery an Equivalent Quantity of gas.

                                  ARTICLE III
                        POINT(S) OF RECEIPT AND DELIVERY

     The Primary Point(s) of Receipt and Delivery shall be those points specified on Exhibit "A" attached hereto.

                                   ARTICLE IV

     All facilities are in place to render the service provided for in this Agreement.

                                   ARTICLE V
              QUALITY SPECIFICATIONS AND STANDARDS FOR MEASUREMENT

     For all gas received, transported and delivered hereunder the Parties agree to the Quality Specifications and Standards for Measurement as specified in the General Terms and Conditions of Transporter's FERC Gas Tariff Volume No. 1. To the extent that no new measurement facilities are installed to provide service hereunder, measurement operations will continue in the manner in which they have previously been handled. In the event that such facilities are not operated by Transporter or a downstream pipeline, then responsibility for operations shall be deemed to be Shipper's.

                                   ARTICLE VI
                    RATES AND CHARGES FOR GAS TRANSPORTATION

     6.1 TRANSPORTATION RATES - Commencing upon the effective date hereof, the rates, charges, and surcharges to be paid by Shipper to Transporter for the transportation service provided herein shall be in accordance with Transporter's Rate Schedule FT-A and the General Terms and Conditions of Transporter's FERC Gas
     Tariff. Except as provided to the contrary in any written or electronic agreements) between Transporter and Shipper in effect during the term of this Agreement, Shipper shall pay Transporter the applicable maximum rate(s) and all other applicable charges and surcharges specified in the Summary of Rates in Transporter's FERC Gas Tariff and in this Rate Schedule. Transporter and Shipper may agree that a specific discounted rate will apply only to certain volumes under the agreement. Transporter and Shipper may agree that a specified discounted rate will apply only to specified volumes (MDQ, TQ, commodity volumes, Extended Receipt and Delivery Service Volumes or Authorized Overrun volumes) under the Agreement; that a specified discounted rate will apply only if specified volumes are achieved (with the maximum rates applicable to volumes above the specified volumes or to all volumes if the specified volumes are never achieved); that a specified discounted rate will apply only during specified periods of the year or over a specifically defined period of time; and/or that a specified discounted rate will apply only to specified points, zones, markets or other defined geographical area. Transporter and Shipper may agree to a specified discounted rate pursuant to the provisions of this Section 6.1 provided that the discounted rate is between the applicable maximum and minimum rates for this service.

     6.2 INCIDENTAL CHARGES - Shipper agrees to reimburse Transporter for any filing or similar fees, which have not been previously paid for by Shipper, which Transporter incurs in rendering service hereunder.

     6.3 CHANGES IN RATES AND CHARGES - Shipper agrees that Transporter shall have the unilateral right to file with the appropriate regulatory authority and make effective changes in (a) the rates and charges applicable to service pursuant to Transporter's Rate Schedule FT-A, (b) the rate schedule (s) pursuant to which service hereunder is rendered, or (c) any provision of the General Terms and Conditions applicable to those rate schedules. Transporter agrees that Shipper may protest or contest the aforementioned filings, or may seek authorization from duly constituted regulatory authorities for such adjustment of Transporter's existing FERC Gas Tariff as may be found necessary to assure Transporter just and reasonable rates.

                                  ARTICLE VII
                             BILLINGS AND PAYMENTS

     Transporter shall bill and Shipper shall pay all rates and charges in accordance with Articles V and VI, respectively, of the General Terms and Conditions of the FERC Gas Tariff.

                                  ARTICLE VIII
                          GENERAL TERMS AND CONDITIONS

     This Agreement shall be subject to the effective provisions of Transporter's Rate Schedule FT-A and to the General Terms and Conditions incorporated therein, as the same may be changed or superseded from time to time in accordance with the rules and regulations of the FERC.

                                   ARTICLE IX
                                   REGULATION

     9.1 This Agreement shall be subject to all applicable and lawful governmental statutes, orders, rules and regulations and is contingent upon the receipt and continuation of all necessary regulatory approvals or authorizations upon terms acceptable to Transporter. This Agreement shall be void and of no force and effect if any necessary regulatory approval is not so obtained or continued. All Parties hereto shall cooperate to obtain or continue all necessary approvals or authorizations, but no Party shall be liable to any other Party for failure to obtain or continue such approvals or authorizations.

     9.2 The transportation service described herein shall be provided subject to Subpart G, Part 284, of the FERC Regulations.


                                   ARTICLE X
                      RESPONSIBILITY DURING TRANSPORTATION

     Except as herein specified, the responsibility for gas during transportation shall be as stated in the General Terms and Conditions of Transporter's FERC Gas Tariff Volume No. 1.

                                   ARTICLE XI
                                   WARRANTIES

     In addition to the warranties set forth in Article IX of the General Terms and Conditions of Transporter's FERC Gas Tariff, Shipper warrants the following:

     a. Shipper warrants that all upstream and downstream transportation arrangements are in place, or will be in place as of the requested effective date of service, and that it has advised the upstream and downstream transporters of the receipt and delivery points under this Agreement and any quantity limitations for each point as specified on Exhibit "A" attached hereto. Shipper agrees to indemnify and hold Transporter harmless for refusal to transport gas hereunder in the event any upstream or downstream transporter fails to receive or deliver gas as contemplated by this Agreement.

     b. Shipper agrees to indemnify and hold Transporter harmless from all suits, actions, debts, accounts, damages, costs, losses and expenses (including reasonable attorneys fees) arising from or out of breach of any warranty by Shipper herein. Transporter shall not be obligated to provide or continue service hereunder in the event of any breach of warranty.

                                  ARTICLE XII
                                      TERM

     12.1 This Agreement shall be effective as of the 17th day of October, 1999, and shall remain in force and effect until the 31st day of October, 2000, ("Primary Term") and on a month to month basis thereafter unless terminated by either Party upon at least thirty (30) days prior written notice to the other Party; provided, however, that if the Primary Term is one year or more, then unless Shipper elects upon one year's prior written notice to Transporter to request a lesser extension term, the Agreement shall automatically extend upon the expiration of the Primary Term for a term of five years and shall automatically extend for successive five year terms thereafter unless Shipper provides notice described above in advance of the expiration of a succeeding term; provided further, if the FERC or other governmental body having jurisdiction over the service rendered pursuant to this Agreement authorizes abandonment of such service, this Agreement shall terminate on the abandonment date permitted by the FERC or such other governmental body.

     12.2 Any portions of this Agreement necessary to resolve or cash out imbalances under this Agreement as required by the General Terms and Conditions of Transporter's Tariff, shall survive the other parts of this Agreement until such time as such balancing has been accomplished; provided, however, that Transporter notifies Shipper of such imbalance not later than twelve months after the termination of this Agreement.

     12.3 This Agreement will terminate automatically upon written notice from Transporter in the event Shipper fails to pay all of the amount of any bill for service rendered by Transporter hereunder in accord with the terms and conditions of Article VI of the General Terms and Conditions of Transporter's FERC Gas Tariff.

                                  ARTICLE XIII
                                     NOTICE

     Except as otherwise provided in the General Terms and Conditions applicable to this Agreement, any notice under this Agreement shall be in writing and mailed to the post office address of the Party intended to receive the same, as follows:

     TRANSPORTER: TENNESSEE GAS PIPELINE COMPANY
                  P.O. Box 2511
                  Houston, Texas 77252-2511
                  Attention: Director, Transportation Control

     SHIPPER:

     NOTICES: NUI CORPORATION
              550 ROUTE 202-206
              P. 0. BOX 760
              BEDMINSTER, NJ 07921-0760
              Attention: CONTRACT ADMINISTRATION

     BILLING: NUI CORPORATION
              550 ROUTE 202-206
              P. 0. BOX 760
              BEDMINSTER, NJ 07921-0760
              Attention: TRACY ROBINSON or NORENE NAVARRO

     or to such other address as either Party shall designate by formal written notice to the other.

     In Witness Whereof, the Parties hereto have caused this Agreement to be duly executed as of the date first hereinabove written.

     TENNESSEE GAS PIPELINE COMPANY

     By:  /s/ Mary Milendry
          Agent and Attorney-in-fact
     Date:  12/15/99

     NUI CORPORATION

     By:  /s/ Thomas E. Smith
          Director of Energy Planning
     Date:  11/30/99